Filed Pursuant to Rule 433

Registration No. 333-210556-01

Free Writing Prospectus dated May 10, 2016

DTE ELECTRIC COMPANY

TERM SHEET

$300,000,000 2016 Series A 3.70% General and Refunding Mortgage Bonds due 2046

Issuer:	DTE Electric Company

Security:	Series A 3.70% General and Refunding Mortgage Bonds due 2046

Principal Amount:	$300,000,000

Maturity Date:	June 1, 2046

Coupon:	3.70%

Interest Payment Dates:	June 1 and December 1, commencing December 1, 2016

Benchmark Treasury:	3.00% due November 15, 2045

Benchmark Treasury Price/Yield:	108-04/2.604%

Spread to Benchmark Treasury:	+110 bps

Re-offer Yield:	3.704%

Price to Public:	99.926%

Make-whole call:	Prior to December 1, 2045 at Treasury plus 20 bps

Par Call:	On or after December 1, 2045

Trade Date:	May 10, 2016

Settlement Date:	T+5; May 17, 2016

CUSIP:	23338V AF3

ISIN:	US23338VAF31

Anticipated Ratings*:	Aa3 (stable)/A (stable)/A+ (stable) (Moody’s/S&P/Fitch)

Joint Book-Running Managers:	Barclays Capital Inc.

BNP Paribas Securities Corp.

Mizuho Securities USA Inc.

Scotia Capital (USA) Inc.

Co-Managers:	Comerica Securities, Inc.

Fifth Third Securities, Inc.

U.S. Bancorp Investments, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, BNP Paribas Securities Corp. toll free at 1-800-854-5674, Mizuho Securities USA Inc. toll free at 1-866-271-7403 or Scotia Capital (USA) Inc. toll free at 1-800-372-3930.

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